CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Asanko Gold Inc.

We consent to the use of our report dated March 15, 2017, with respect to the consolidated financial statements of Asanko Gold Inc. for the years ended December 31, 2016 and 2015 and the related consolidated statements of financial position as at December 31, 2016 and 2015, the consolidated statements of operations and comprehensive income (loss), changes in equity and cash flows for the years then ended, and the notes thereto, incorporated herein by reference.

We also consent to the reference to our firm under the heading “Interest of Experts” to the Registration Statement on Form F-10.

KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

December 28, 2017